Quote Services Menu | MarketSmart Delayed | MarketSmart Real-Time
            News Alert News Search | PC Quote Home Page





Network Long Distance, Inc. to be Acquired by IXC Communications,
Inc.
PR  Newswire  -  December  19,  1997 08:36 NTWK IIXC %TLS %TNM V%PRN
P%PRN



Acquisition Expected to Expand Traffic on IXC's New Nationwide Fiber Network

    NEWPORT NEWS, Va., Dec. 19  /PRNewswire/  -- Network Long Distance  (Nasdaq:
NTWK) announced today it has entered into an agreement to be acquired by IXC Communications, Inc. (Nasdaq: IIXC), one of the United States' fastest growing communications companies, for approximately 4 million shares of IXC common stock currently valued at approximately $125 million. The transaction will be structured to qualify as a tax-free reorganization and will be accounted for as a pooling of interests.
    Network Long Distance, Inc. (NLD), headquartered in Newport News, Virginia, operates three switching centers located in Washington, D.C.; Winona, Minnesota; and Baton Rouge, Louisiana. NLD, with annual revenues in excess of $100 million, provides long distance and other telecommunications services to end user customers, agents and other long distance carriers nationally, with 26 sales offices in 12 states in the upper midwest and mid-Atlantic areas and in Louisiana. NLD's primary concentration is on business retail and association program distribution channels.
    "Network Long Distance is a well-managed company led by executives experienced in identifying, completing and effectively integrating acquisitions," said Ben Scott, President and Chief Executive Officer of IXC. "The company's operations are a natural fit for IXC's new nationwide digital fiber network, and we expect that this transaction will result in a positive contribution to IXC's EBITDA as Network Long Distance's customers are moved onto IXC's new fiber network. Network Long Distance and its management team provide an important foundation for growth in our target markets through future acquisition of other successful companies servicing business customers. We believe the transaction will be beneficial to the shareholders of both companies."
    "The New York to Los Angeles portion of our fiber network build is nearly completed, giving IXC significant new capacity," Mr. Scott noted. "Our strategy now is to aggressively launch the next phase of our business expansion, utilizing this new capacity to make higher volumes of traffic and bandwidth-intensive services available to the market. The acquisition of Network Long Distance and our entry into the retail marketplace are important steps in achieving our long term goals."
    Under the terms of the agreement, NLD shareholders will receive 0.2998 IXC shares for each NLD share at the close of the transaction. Based on the closing price of IXC common stock on December 18, 1997, the value per NLD share of the transaction is $9.29. The transaction is expected to close in the second quarter of 1998 subject to NLD shareholder and regulatory approvals and other normal closing conditions. Subsequent to the closing of the transaction, NLD will change its name to Eclipse Communications, Inc. and operate as a wholly owned subsidiary of IXC.
    NLD has expanded significantly in the past several years through mergers, acquisitions and its own sales program to become a nationwide telecommunications services provider.
    "Our direct sales force of more than 140 sales professionals, coupled with our proven ability to integrate acquisitions makes this an exciting strategic alliance for our shareholders and IXC shareholders alike," said John Crawford, Chairman and Chief Executive Officer of NLD.
    Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of digital transmission and long distance services. The company owns and operates one of the newest nationwide digital networks and makes  network  capacity  available  to local  companies,  national and regional long-distance carriers, cable and utility companies and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.net.
    Network Long Distance is a nationwide interexchange carrier, offering digital switch-based and switchless fiber optic telecommunications services primarily to commercial customers. Network markets its services through direct sales locations as well as through trade association/affinity programs, third-party independent agents and other long distance companies. Common stock of Network Long Distance trades on the Nasdaq national stock market under the symbol "NTWK." The company's website is located at http://www.ntwk.net.
    Forward-looking statements anticipating benefits of the merger in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties regarding this transaction. Such risks and uncertainties include, but are not limited to, the satisfaction of the conditions to close the transactions: determinations by regulatory and governmental authorities; the ability to successfully integrate the businesses; the ability to achieve synergistic and other cost reductions and efficiencies; general business economic conditions; competitive pricing pressures for the company's products; and changes in other costs and opportunities that may be presented to and pursued by the company. Any of these risks or uncertainties may cause actual results or future circumstances to differ materially from the forward-looking statements in this news release.

SOURCE  Network Long Distance, Inc.
    /CONTACT: Tim A. Barton, President, 913-262-3730 ext. 118, or tab@uwi.net, or Shirley Mathews, 1-800-349-1111, both of Network Long Distance, Inc./
    /Web Site:  http://www.ixc-comm.net/
    /Web Site:  http://www.ntwk.net/
    (NTWK IIXC)






            All content is compiled from a variety of sources by News Alert and provided as a service of PC Quote.
            See important copyright information. Refresh your screen often for the latest information.
            (C) 1997 News Alert Inc.